Exhibit 99.1

NEWS RELEASE

Lumen Technologies Completes Redemption and Amends Qwest Credit Agreement

DENVER, Oct. 26, 2020 – Lumen Technologies* (NYSE: LUMN) announced today that Qwest Corporation, its indirect wholly-owned subsidiary (“Qwest”), completed the following debt transactions.

On Oct. 23, 2020, Qwest extended and amended its 2015 term loan with CoBank ACB. As amended, the maturity date of the term loan was extended from Feb. 20, 2025 to Oct. 23, 2027. The amendments also increased the amount of the term loan from $100 million to $215 million, added LIBOR transition language, and revised certain of the covenants to conform them to those contained in other of Lumen’s consolidated debt instruments.

On Oct. 26, 2020, Qwest completed its previously announced redemption of the remaining $160 million principal amount of its 6.625% Notes due 2055 at par plus accrued and unpaid interest to, but excluding, the redemption date. Additional information regarding this redemption is available from U.S. Bank National Association.

About Lumen

Lumen is guided by our belief that humanity is at its best when technology advances the way we live and work. With approximately 450,000 route fiber miles and serving customers in more than 60 countries, we deliver the fastest, most secure platform for applications and data to help businesses, government and communities deliver amazing experiences.

Learn more about the Lumen network, edge cloud, security, communication and collaboration solutions and our purpose to further human progress through technology at news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of CenturyLink Inc.

* The Lumen brand was launched on Sept. 14, 2020. As a result, CenturyLink Inc. is referred to as Lumen Technologies, or simply Lumen. The legal name CenturyLink Inc. is expected to be formally changed to Lumen Technologies, Inc. upon satisfying all applicable legal requirements.

Forward-Looking Statements

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to those referenced from time to time in Lumen Technologies or Qwest’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. We may change our intentions, strategies or plans without notice at any time and for any reason.

Media Contact:	Investor Contact:
Tracey Lucas	Mark Stoutenberg
Tracey.Lucas@lumen.com	Mark.Stoutenberg@lumen.com
+1 720-888-4443	+1 720-888-1662

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